Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No.s 33-75622, 333-108805, 333-150694, 333-166828 and 333-188599) of Albemarle Corporation of our report dated February 25, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
New Orleans, Louisiana
February 25, 2014